Exhibit 21.1

SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

4376zone.com Limited

Arcadia Jewellery Limited

Asean Gold Limited

Cyber Bizport Limited

Excel Access Limited

Hong Kong Man Sang Investments Limited

M.S. Collections Limited

M.S. Electronic Emporium Limited

Man Hing Industry Development (Shenzhen) Co., Ltd. (Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd. merged with Man Hing Industry Development (Shenzhen) Co., Ltd. during fiscal 2007)

Man Sang Development Company Limited

Man Sang Enterprise Ltd.

Man Sang Innovations Limited

Man Sang International (B.V.I.) Limited

Man Sang International Limited

Man Sang Jewellery Company Limited

Market Leader Technology Limited

Peking Pearls Company Limited

Swift Millions Limited

Man Sang China Investment Limited

Smartest Man Holdings Limited

AFFILIATES OF MAN SANG HOLDINGS, INC.

China Pearls and Jewellery City Holdings Limited

China Pearls and Jewellery International City Co., Ltd.